Exhibit 10.2

ONCONOVA THERAPEUTICS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of March 9, 2021 (the “Effective Date”) between Onconova Therapeutics, Inc., a Delaware corporation (the “Company”) and Abraham N. Oler (“Employee”).

WHEREAS, the Company desires to employ Employee and Employee desires to be so employed by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.Duration of Agreement. This Agreement is effective on the date set forth above and has no specific expiration date. Unless terminated or amended in writing by the parties, this Agreement will govern Employee’s continued employment by the Company until that employment ceases in accordance with Section 4 hereof.

2.Duties. Subject to all the terms and conditions hereof, the Company shall employ Employee, and Employee shall serve the Company as Senior Vice President of Corporate Development and General Counsel. Employee shall report directly to the Chief Executive Officer of the Company. As Employee’s position is a full-time position, Employee agrees to devote Employee’s full-time effort, attention, and energies, from such location to be mutually agreed upon between Employee and the Chief Executive Officer, to this position and to the promotion of the business and interests of the Company. Employee will not render any professional services or engage in any activity which might be competitive with, adverse to the best interest of, or create the appearance of a conflict of interest with the Company. Employee agrees to abide by the policies, rules and regulations of the Company as they may be amended from time to time. Employee may not engage in outside employment or consulting without first obtaining prior express permission of the Company.

3.Compensation and Other Benefits.

(a)Salary. For all services rendered by Employee under this Agreement, the Company agrees to pay Employee at an initial annualized rate of three hundred and seventy-five thousand dollars ($375,000), as may be adjusted from time to time (the “Base Salary”), in bi-weekly installments in accordance with the Company’s normal payroll cycle, less customary and legally required withholdings.

(b)Annual Bonus. In addition to Employee’s other remuneration, Employee shall be eligible to receive an annual bonus (the “Bonus”), based on the performance of Employee and the Company. The determination of such performance and the amount of the Bonus, if any, shall be at the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Committee”) but shall not exceed forty percent (40%) of Employee’s Base Salary (the “Target Bonus”). In the event that Employee has earned a Bonus for a particular year, such Bonus shall be paid to Employee in the form of cash, stock options, shares of the Company’s stock, or a combination thereof, at the Committee’s discretion no later than sixty (60) days following the end of such year.

(c)Employee Benefits. During the term of this Agreement, Employee shall be entitled to participate in any employee benefit plans or programs of the Company that are made generally available from time to time by the Company to similarly situated employees, including, but not limited to, health insurance, a flexible spending account and 401(k) participation.

(d)Vacation and Holidays. The Employee shall be entitled each year to four (4) weeks of vacation, and to those holidays observed by the Company. Vacation shall be taken by the Employee at such time or times as are mutually convenient to the Employee and the Company.

(e)Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable expenses incurred by Employee in connection with Employee’s employment hereunder, provided, however, that such expenses were incurred in conformance with the policies of the Company, as established from time to time, and that Employee submits detailed vouchers and other records reasonably required by the Company in support of the amount and nature of such expense.

(f)Taxes and Withholding. All compensation payable and other benefits provided under this Agreement shall be subject to customary and legally required withholding for income, F.I.C.A., and other employment taxes.

4.	Termination of Employment.

(a)Death of Employee. If Employee dies during the term of this Agreement, this Agreement shall terminate immediately and the Company shall pay to Employee’s then-current spouse, if such spouse survives Employee, or if not, to Employee’s estate, the balance of Employee’s accrued and unpaid salary, unreimbursed expenses and unused accrued vacation time through the termination date.

(b)Disability of Employee. If Employee is unable to perform Employee’s full-time regular duties by reason of incapacity, either physical or mental, for a period of twelve (12) consecutive weeks or ninety (90) days within any twelve (12)-month period, the Company shall have the right to terminate Employee’s employment upon written notice to the Employee. If the Company decides to terminate Employee’s employment under this Section 4(b), the Company shall pay to Employee only the balance of Employee’s accrued and unpaid salary, unreimbursed expenses and unused, accrued vacation time through the termination date. If the Company decides not to terminate Employee’s employment as allowed under this Section, the Company shall have the option of reducing the salary thereafter payable to Employee by the amount of payment the Employee receives pursuant to any disability insurance policy or program.

(c)Termination for Cause. If Employee’s employment is terminated by the Company for “Cause,” as defined below, the Company shall pay Employee only the balance of Employee’s accrued, but unpaid salary, unreimbursed expenses and unused, accrued vacation time through the termination date. The Company shall have the right to set off any amounts due to Employee by any amounts owed by Employee to the Company at the time Employee’s employment terminates, and Employee hereby authorizes the Company to make this setoff.  Employee’s employment may be terminated for “Cause” at any time upon delivery of written notice to Employee. “Cause” means the occurrence of any of the following events: (i) any gross failure on the part of Employee (other than by reason of disability as provided in Section 4(b)) to faithfully and professionally carry out Employee’s duties or to comply with any other material provision of this Agreement, which failure continues after written notice thereof by the Company, provided that the Company shall not be required to provide such notice in the event that such failure (A) is not susceptible to remedy or (B) relates to the same type of acts or omissions as to which such notice has been given on a prior occasion; (ii) Employee’s dishonesty

(which shall include, without limitation, any misuse or misappropriation of the Company’s assets), or other willful misconduct (including, without limitation, any conduct on the part of Employee intended to or likely to injure the business of the Company); (iii) Employee’s conviction for any felony or for any other crime involving moral turpitude, whether or not relating to Employee’s employment; (iv) in accordance with applicable federal, state or local laws, Employee’s insobriety or use of illegal drugs, chemicals or controlled substances either (A) in the course of performing Employee’s duties and responsibilities under this Agreement, or (B) otherwise affecting the ability of Employee to perform the same; (v) Employee’s failure to comply with a lawful written direction of the Company; or (vi) any wanton and willful dereliction of duties by Employee. The existence of any of the foregoing events or conditions shall be determined by the Company in the exercise of its reasonable judgment.

(d)Termination by the Company without Cause or by Employee for Good Reason. If Employee’s employment by the Company ceases due to a termination by the Company without Cause (as defined above) or a resignation by Employee for Good Reason (as defined below), the Company shall:

(i)pay to Employee all accrued and unpaid Base Salary through the date of such cessation of employment at the time such Base Salary would otherwise be paid according to the Company’s usual payroll practices;

(ii)to the extent then unpaid, pay to Employee the annual Bonus (if any) with respect to the fiscal year ended immediately prior to the cessation of Employee’s employment, which such Bonus shall be paid at the time such Bonus would have otherwise been paid absent Employee’s cessation of employment;

(iii)pay to Employee, subject to Employee’s delivery to the Company of a waiver and release of claims agreement in a form acceptable to the Company (the “Release”) that becomes effective and irrevocable in accordance with Section 17(d) (the “Release Requirement”) and Employee’s continued compliance with the restrictive covenants in Sections 5, 6 and 7 in this Agreement,

(A)in the event Employee’s employment by the Company ceases due to a termination by the Company without Cause or by Employee for Good Reason other than during the Change in Control Protection Period (as defined below), monthly severance payments equal to one-twelfth of the sum of (x) Employee’s then current Base Salary, and (y) an amount equal to the Target Bonus for the fiscal year during which Employee’s employment by the Company ceases, which severance payments shall be paid for the duration of the Severance Period (as defined below) in accordance with the Company’s usual payroll practices; or

(B)in the event Employee’s employment by the Company ceases due to a termination by the Company without Cause or by Employee for Good Reason during the Change in Control Protection Period, a severance payment amount equal to the sum of (x) the Employee’s then current Base Salary plus (y) an amount equal to the Target Bonus for the fiscal year during which Employee’s employment by the Company ceases, in a lump sum payment less all applicable withholding taxes, within seventy-five (75) days following the later of the date of his termination of employment or the Change in Control;

(iv)subject to the Release Requirement and Employee’s continued compliance with the restrictive covenants in Sections 5, 6 and 7 in this Agreement, cause any outstanding unvested options to purchase shares of stock of the Company previously awarded to Employee to become fully vested as of the date of his termination of employment pursuant to this Section 4(d); and

(v)subject to the Release Requirement and Employee’s continued compliance with the restrictive covenants in Sections 5, 6 and 7 in this Agreement, if Employee validly elects to receive continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimburse Employee for a portion of the applicable premium payable for such COBRA continuation coverage for the duration of the Severance Period in an amount equal to the employer’s portion of such premiums at the rate in effect on Employee’s termination date; provided, however, that if the Company determines that it cannot continue to provide Employee with such benefit (either pursuant to the terms of the applicable group health plan, as a result of applicable law, or otherwise), the Company shall make supplemental monthly severance payments to Employee in an amount equal to the monthly amount the Company would have otherwise reimbursed to Employee for his participation in such group health plan for the duration of the Severance Period.

For purposes of this Agreement:

“Change in Control” has the same meaning ascribed to it in the Onconova Therapeutics, Inc. 2018 Equity Compensation Plan.

“Change in Control Protection Period” shall mean the twelve (12)-month period following a Change in Control.

“Good Reason” shall mean: (i) the breach by the Company of any material provision of this Agreement (provided, however, that a reduction in Employee’s Base Salary by less than twenty percent (20%) in and for any twelve month period shall not be a material breach by the Company if it is made in connection with a reduction in base salaries imposed on a majority of other senior executives of the Company and Employee’s Base Salary is not reduced by a percentage that is greater than the percentage by which the base salary of a majority of other senior executives of the Company is reduced in and for that same twelve month period); (ii) a relocation of Employee’s principal business location to a location more than fifty (50) miles from Employee’s then-current business location; or (iii) at any time there occurs any of the following which results in a material adverse change in Employee’s duties, position, or compensation without the express prior written consent of Employee: (1) the sale or transfer, whether in one transaction or in a series of transactions, of substantially all of the assets of the Company; (2) the merger or consolidation of the Company with or into any other person or entity under circumstances where the Company is not the surviving entity in such merger or where persons having control of the Company immediately prior to the transaction are not in control of the Company immediately after the transaction. None of the foregoing events or conditions will constitute Good Reason unless Employee provides the Company with written objection to the event or condition within thirty (30) days following the occurrence thereof, the Company does not cure the event or condition within thirty (30) days of receiving that written objection, and Employee resigns Employee’s employment within thirty (30) days following the expiration of that cure period.

“Severance Period” shall mean the nine (9)-month period immediately following the date Employee’s employment with the Company ceases due to a termination by the Company without Cause or by Employee for Good Reason; provided, however, that in the event Employee’s employment by the Company ceases due to a termination by the Company without Cause or by Employee for Good Reason during the Change in Control Protection Period, the Severance Period will equal twelve (12) months.

(e)Code Section 280G. It is the intention of Employee and of the Company that no payments by the Company to or for the benefit of Employee under this Agreement or any other agreement or plan, if any, pursuant to which Employee is entitled to receive payments or benefits shall be nondeductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (the “Code”) relating to parachute payments or any like statutory or regulatory provision. Accordingly, and notwithstanding any other provision of this Agreement or any such agreement or plan, if by reason of the operation of said Section 280G of the Code or any like statutory or regulatory provision, any such payments exceed the amount which can be deducted by the Company, such payments shall be reduced to the maximum amount which can be deducted by the Company. The Company shall make all reasonable efforts to avoid rendering such payments or benefits nondeductible. To the extent that payments exceeding such maximum deductible amount have been made to or for the benefit of Employee, such excess payments shall be refunded to the Company with interest thereon at the applicable Federal rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required so that no such payments shall be nondeductible to the Company by reason of the operation of Section 280G of the Code or any like statutory or regulatory provision. To the extent any such reduction in payments is necessary, any amounts subject to Code Section 409A will be reduced first, then to the extent any remaining reduction is necessary such further reduction shall occur to the payments or benefits in the order that results in the greatest economic present value of all payments actually made to Employee.

(f)Voluntary Resignation. Employee may voluntarily resign from employment with the Company at any time. In the event Employee voluntarily resigns from employment with the Company, Employee shall provide the Company with thirty (30) days’ notice of Employee’s intent to resign. The Company shall pay Employee only the balance of Employee’s accrued, but unpaid salary, unreimbursed expenses and any unused, accrued vacation time through Employee’s last day of work.

(g)Deemed Resignation. Upon termination of Employee’s employment for any reason, Employee shall be deemed to have resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Employee shall execute such documents as are necessary or desirable to effectuate such resignations.

(h)No Other Severance. Upon termination of Employee’s employment for any reason, the Company will have no severance obligations under this Agreement other than as provided in this Section 4, which shall supersede any prior or contemporaneous oral or written severance plan, policy, program, or other arrangement maintained by the Company to the extent such benefits would provide for duplication of benefits to Employee.

5.	Non-Competition.

(a)For purposes of this Agreement, “Competitor” shall mean any person, company, or entity whose primary business at the time is, or whose then-current business plan contemplates engaging in activities which may be, competitive with products and services that were or were being designed, conceived, marketed, sold, distributed and/or developed by the Company during Employee’s employment by the Company or at the time of termination of Employee’s employment by the Company.

(b)Employee agrees that so long as Employee is employed by the Company, and for a period of twelve (12) months after the termination of his employment, Employee will not, directly or indirectly, whether for compensation or not, own, manage, operate, join, control, work for, or participate in, or be connected as a stockholder, officer, employee, partner, creditor, guarantor, advisor or otherwise, with a Competitor. The foregoing shall not be construed, however, as preventing Employee from investing his assets in such form or manner as will not require services on the part of Employee in the operations of the businesses in which such investments are made, provided that any such business is publicly owned and the interest of Employee therein is solely that of an investor owning not more than five percent (5%) of the outstanding equity securities of any such business. Should Employee breach the provisions of this Paragraph, the Company shall, in addition to any equitable or legal relief to which it is otherwise entitled, be entitled to cease all payments and benefits under the terms of this Agreement and shall be entitled to pursue all remedies it might have including, but not limited to, those contained in this Agreement.

(c)For the period of twelve (12) months after the termination of this Agreement for any reason whatsoever, Employee shall not hire, retain or engage as a director, officer, employee, agent or in any other capacity any person or persons who are employed by the Company or who were at any time (within a period of six (6) months immediately prior to the date of Employee’s termination) employed by the Company or otherwise interfere with the relationship between such persons and the Company.

(d)If the period of time or area herein specified should be adjudged unreasonable in any court proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by elimination of such portion thereof as deemed unreasonable, so that this covenant may be enforced during such period of time and in such area as is adjudged to be reasonable.

6.	Confidential Information.

(a)At all times during Employee’s employment and thereafter, Employee will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such use may be required in connection with Employee’s work for the Company, or unless an officer of the Company expressly authorizes such disclosure in writing. Employee will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to Employee’s work for Company and/or incorporates any Proprietary Information. Employee hereby assigns to the Company any rights Employee may have or acquire in such Proprietary Information and recognizes that all Proprietary Information shall be the sole property of the Company and its assigns.

(b)The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company, whether acquired by Employee while employed by the Company, during Employee’s prior service as a consultant to the Company, or otherwise. By way of illustration but not limitation, “Proprietary Information” includes but is not limited to (i) trade secrets, inventions, mask works, ideas, methods, processes, formulas, chemical structures and methods for chemical synthesis, structure-activity relationships, assay methodologies, characteristics, equipment and equipment designs, results, formulations and biological, pharmacological, toxicological and clinical data, physical, chemical or biological materials, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, compilations, shop practices, supplier lists, designs and techniques (hereinafter collectively referred to as “Inventions”); and (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all times, Employee is free to use information which is generally known in the trade or industry, which is not gained as a result of a breach of this Agreement, and which is acquired as a result of Employee’s own skill, knowledge, know-how and experience.

(c)Employee understands, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the period of Employee’s employment and thereafter, Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with Employee’s work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

(d)During Employee’s employment by the Company, Employee will not improperly use or disclose any confidential information or trade secrets, if any, of any of his former employers or any other person to whom Employee has an obligation of confidentiality, and Employee will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom Employee has an obligation of confidentiality, unless such action is consented to in writing by all persons to whom the relevant obligation of confidentiality is owed. Employee shall not work on Company projects on the grounds of, or using the equipment of, any third party, unless such work is agreed to by the Company in writing.

(e)Upon termination of his employment, Employee shall return to the Company all Proprietary Information in any tangible form in Employee’s possession, including copies thereof.

7.	Company Right to Inventions.

(a)Inventions, if any, patented or unpatented, which Employee made prior to the commencement of Employee’s employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, Employee has provided on Appendix A (Previous Inventions) attached hereto a complete list of all Inventions that Employee has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of Employee’s employment with the Company, that Employee considers to be Employee’s property or the property of third parties, and that Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause Employee to violate any prior confidentiality agreement, Employee understands that Employee shall not list such Prior Inventions in Appendix A but shall only disclose a cursory name for each such invention (bearing in mind that where necessary the naming shall not be so specific as to violate the confidentiality obligation), a listing of the party(ies) to whom the invention belongs, and the fact that full disclosure as to such invention has not been made for that reason. Space is provided on Appendix A for this purpose. If, in the course of Employee’s employment with the Company, Employee incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have, to the extent of Employee’s right to make such grant, a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use, import, sell and offer to sell such Prior Invention. Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

(b)Subject to Section 7(d), Employee hereby assigns and agrees to assign in the future (when any such Inventions are first reduced to practice or a description thereof first fixed in a tangible medium, as applicable) to the Company all of Employee’s right, title and interest in and to any and all Inventions, whether or not patentable or registerable under patent, intellectual property, copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the period of Employee’s employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 7(b), are hereinafter referred to as “Company Inventions.”

(c)During the period of Employee’s employment, Employee will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by Employee, either alone or jointly with others. In addition, Employee will promptly disclose to the Company all patent applications filed by Employee or on Employee’s behalf during Employee’s employment and within one (1) year after termination of employment. At the time of each such disclosure, Employee will advise the Company in writing of any Inventions that Employee believes qualify for exclusion from Employee’s obligation to assign hereunder; and Employee will at that time provide to the Company in writing all evidence necessary to substantiate that belief.

(d)As directed by the Company, Employee agrees to assign all Employee’s right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States.

(e)Employee acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of Employee’s employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C. § 101).

(f)Employee will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign trade secret, patent, copyright, mask work and other intellectual property rights (“Proprietary Rights”) relating to Company Inventions in any and all countries. To that end, Employee will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Employee will execute, verify and deliver assignments of such Proprietary Rights to the Company, its successor in interest, or its designee. Employee’s obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of Employee’s employment.

In the event the Company is unable for any reason, after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified in this Section 7(f), Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, which appointment is coupled with an interest, to act for and on Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Employee.

(g)Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by Employee and all Inventions made by Employee during the period of Employee’s employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

(h)Employee represents that Employee’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by Employee in confidence or in trust prior to Employee’s employment by the Company. Employee has not entered into, and Employee agrees that Employee will not enter into, any agreement either written or oral in conflict herewith.

8.Remedies. Because Employee’s services are personal and unique and because Employee may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, or other equitable relief, without bond (if allowed by applicable law), and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. In the event that Employee performs services for other entities while employed by the Company or leaves the employ of the Company, Employee hereby consents to the notification of Employee’s new employer of Employee’s rights and obligations under this Agreement.

9.Arbitration. Any and all disputes between the parties (except actions to enforce the provisions of Sections 5, 6 or 7 of this Agreement), arising under or relating to this Agreement or any other dispute arising between the parties, including claims arising under any employment discrimination laws, shall be adjudicated and resolved exclusively through binding arbitration before the American Arbitration Association pursuant to the American Arbitration Association’s then-in-effect National Rules for the Resolution of Employment Disputes (hereafter “Rules”), available at https://www.adr.org/sites/default/files/National%20Rules%20for%20the%20Resolution%20of%20Employment%20Disputes%20Jan%2001%2C%202004.pdf as of the date hereof. The initiation and conduct of any arbitration hereunder shall be in accordance with the Rules and each side shall bear its own costs and counsel fees in such arbitration. Any arbitration hereunder shall be conducted in Philadelphia, Pennsylvania, and any arbitration award shall be final and binding on the Parties. The arbitrator shall have no authority to depart from, modify, or add to the written terms of this Agreement. The arbitration provisions of this Section 9 shall be interpreted according to, and governed by, the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and any action pursuant to such Act to enforce any rights hereunder shall be brought exclusively in the United States District Court for the Eastern District of Pennsylvania. The parties consent to the jurisdiction of (and the laying of venue in) such court.

10.General Indemnification. The Company shall indemnify the Employee against any and all demands, claims, damages and suits, actions and legal proceedings brought against the Employee, in his individual capacity or in his official capacity, as agent and/or Employee of the Company for claims arising during his employment. In addition, the Company shall advance to the Employee reasonable attorney’s fees in connection with the foregoing.

11.Severability. The terms of this Agreement and each Paragraph thereof shall be considered severable and the invalidity or unenforceability of any part thereof shall not affect the validity or enforceability of the remaining portions or provisions hereof.

12.Notices. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing and delivered by registered or certified mail or overnight delivery service to his residence in the case of Employee, or to its principal office in the case of the Company.

13.Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns. Neither this Agreement nor any rights or interests herein or created hereby may be assigned or otherwise transferred voluntarily or involuntarily by Employee.

14.Waiver. The waiver by the Company or Employee of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

15.Applicable Law. This Agreement shall be interpreted and construed under the laws of the Commonwealth of Pennsylvania.

16.Entire Agreement; Prior Agreements. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, oral or written, concerning the subject matter contained herein, including without limitation any prior agreements between the Company and Employee. It may not be changed or altered, except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

17.Code Section 409A.

(a)Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Code Section 409A or shall comply with the requirements of Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A. The parties hereto agree that the payments and benefits set forth herein comply with or are exempt from the requirements of Code Section 409A and agree not to take any position, and to cause their affiliates, successors and assigns not to take any position, inconsistent with such interpretation for any reporting purposes, whether internal or external.

(b)Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Employee’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be treated as the date of termination for purposes of any such payment or benefits. Notwithstanding any other provision of this Agreement to the contrary, if the Employee is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Employee’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following the Employee’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6)-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Employee in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh (7th) month following the Employee’s separation from service or (ii) the tenth (10th) business day following the Employee’s death.

(c)It is intended that each installment of any severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Code Section 409A. Neither the Employee nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Code Section 409A.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A to the extent that such reimbursements or in-kind benefits are subject to Code Section 409A, including, where applicable, the requirements that (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense shall be made promptly and in all cases on or before the last day of the calendar year following the year in which the expense is incurred and (iii) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(d)Notwithstanding anything contained herein to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Employee’s termination of employment are subject to Employee’s execution and delivery of the Release, (i) if Employee fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Employee’s acceptance of the Release thereafter, Employee shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (ii) in any case where Employee’s date of termination and the last day the Release may be considered or, if applicable, revoked, fall in two separate taxable years, any payments required to be made to Employee that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Code Section 409A shall be made in the later taxable year. For purposes of this Section 17(d), “Release Expiration Date” shall mean (x) if Employee is under 40 years old as of the date of termination, the date that is seven (7) days following the date upon which the Company timely delivers the Release to Employee, and (y) if Employee is 40 years or older as of the date of termination, the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Employee, or, in the event that Employee’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. To the extent that any payments of nonqualified deferred compensation (within the meaning of Code Section 409A) due under this Agreement as a result of Employee’s termination of employment are delayed pursuant to this Section 17(d), such amounts shall be paid in a lump sum on the first payroll date following the date that Employee executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 17(d)(ii), on the first payroll period to occur in the subsequent taxable year, if later.

18.Whistleblower Protections and Trade Secrets.  Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Employee shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney, and may use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

19.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Any and all counterparts may be executed by facsimile.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ONCONOVA THERAPEUTICS, INC.

By:	/s/ Steven Fruchtman
Name:	Steven M. Fruchtman
Title:	President and CEO

EMPLOYEE:

By:	/s/ Abraham Oler
Abraham N. Oler

APPENDIX A

TO:	[•]

FROM:	Abraham N. Oler

DATE:

SUBJECT:	PREVIOUS INVENTIONS

1.Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Onconova Therapeutics, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

[ ]	No inventions or improvements.

[ ]	See below:

[ ]	Additional sheet(s) attached.

Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

INVENTION OR IMPROVEMENT	PARTY(IES)	RELATIONSHIP

1.
2.
3.
4.
5.
6.

[ ] Additional sheet(s) attached.